Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Mahaska Investment Company:

We consent to the incorporation by reference in the Mahaska Investment Company Form 8-K dated October 14, 1999, our report dated January 22, 1999, except for note 16 which is as of February 2, 1999, relating to the consolidated balance sheets of Midwest Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998.


Des Moines, Iowa
October 14, 1999